Exhibit 99.1

II-VI Incorporated Amends Merger Agreement with ANADIGICS, Inc. (Nasdaq: ANAD);

Increases Offer Price and Extends Tender Offer

PITTSBURGH, February 29, 2016 /GLOBE NEWSWIRE/ - II-VI Incorporated (Nasdaq:IIVI), a leader in engineered materials and optoelectronic components, announced today that its wholly-owned acquisition subsidiary has increased its offer price to all ANADIGICS shareholders to $0.85 per share in cash. This $0.85 per share offer for all outstanding shares of ANADIGICS, Inc. (Nasdaq:ANAD) (“Anadigics”) is also being extended. The offer was previously scheduled to expire at 11:59 P.M. (New York City time) on March 1, 2016 and has been extended until 11:59 P.M. (New York City time) on March 11, 2016, unless further extended.

On February 26, 2016, the foregoing offer was accepted by Anadigics. Thus, II-VI, II-VI’s acquisition subsidiary Regulus Acquisition Sub, Inc. (Regulus) and Anadigics entered into an amended agreement (the “Second Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated January 15, 2016 and amended on February 1, 2016, among II-VI, Purchaser and Anadigics. In accordance with the provisions of the Agreement, Regulus has commenced a tender offer to purchase all the issued and outstanding shares of common stock of Anadigics. Following completion of the tender offer, Anadigics would merge into Regulus (the “Merger”). The Second Amendment increased the per share price offered to holders of Anadigics common from $0.66 to $0.85, net to the seller in cash, without interest, less any applicable withholding taxes. Under the Second Amendment, II-VI, Purchaser and Anadigics have agreed to extend the End Date under the Merger Agreement from April 14, 2016 to May 26, 2016. The parties have also agreed to increase the Termination Fee payable to II-VI under the Merger Agreement from $1.2 million to the sum of $1.2 million plus II-VI’s expenses incurred in connection with the transaction (up to an aggregate maximum of $1.4 million of expenses). If the Agreement is terminated, II-VI would also be entitled to receive the $1.2 million termination fee it paid to GaAs Labs on Anadigics’s behalf under Anadigics’s merger agreement with GaAs Labs, except if the Agreement is terminated based on a breach by II-VI or the failure to obtain a regulatory approval related to the transaction.

II-VI has made available to Anadigics a line of credit in the maximum amount of $10.0 million via a loan agreement, dated February 26, 2016, between II-VI and Anadigics. The initial advance under the Loan Agreement will be in the amount of $3.5 million and is expected to be made on or about February 29, 2016. The next advance of $1.5 million cannot be made in less than 45 days. Each subsequent advance may be up to $1.5 million, drawn not less than 30 days following the date of the prior advance.

Computershare Trust Company, N.A., the depositary for the tender offer, has advised Purchaser that, as of 5:00 p.m., New York City time, on February 26, 2015, 188,521 shares of common stock of Anadigics were tendered pursuant to the tender offer, which represented approximately 0.21% of the outstanding shares of common stock of Anadigics. Stockholders who have already tendered their shares of common stock of Anadigics do not have to re-tender their shares or take any other action as a result of the extension of the Tender Offer.

Georgeson Inc. is the Information Agent for the Tender Offer and any questions or requests for the Offer to Purchase and related materials with respect to the Tender Offer may be directed to them, toll-free at (866) 413-5899.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service, and distribution facilities worldwide, the Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable our customers’ success.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it in this release have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015; (iii) the purchasing patterns of customers and end-users; (iv)

the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company’s ability to assimilate recently acquired businesses, and risks, costs and uncertainties associated with such acquisitions; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

CONTACT:	II-VI Incorporated
Mary Jane Raymond, Chief Financial Officer
(724) 352-4455

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